Exhibit 99.1

Sunstone Hotel Investors Completes $400 Million Credit Facility

Aliso Viejo, Calif. (April 02, 2015) — Sunstone Hotel Investors, Inc. (the “Company”) (NYSE: SHO) announced today that it has entered into a new senior unsecured credit facility (“Facility”). Under the Facility, the Company’s total available capacity increases from $150 million to $400 million.  Facility pricing ranges from 155 to 230 basis points over LIBOR, depending on the Company’s leverage, and represents a decline in pricing of approximately 30 to 60 basis points. The Facility term is four years, expiring in April 2019, with an option to extend for an additional one year subject to satisfaction of certain customary conditions. The Facility also includes an accordion option which allows the Company to request additional lender commitments for up to a total capacity of $800 million. The Company currently has no outstanding balance on the $400 million revolving credit facility.

“We are pleased to announce the completion of this new credit facility that further enhances our ability to achieve our long-term capital goals with increased flexibility and debt capacity,” commented Bryan Giglia, Chief Financial Officer. “We appreciate the overwhelming support from our lender relationships, as their increased commitments to the new facility further demonstrate their confidence in our balance sheet and corporate strategy.”

The Company’s $400 million unsecured credit facility is led jointly by Wells Fargo Securities LLC, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, and J.P. Morgan Securities, LLC. Wells Fargo Bank, National Association serves as the Administrative Agent, Bank of America, N.A. and JP Morgan Chase Bank, N.A. serve as the Syndication Agents and Citibank, N.A., PNC Bank, National Association and U.S. Bank, National Association serve as the Documentation Agents.

About Sunstone Hotel Investors:

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that, as of the date hereof, has interests in 30 hotels comprised of 14,306 rooms.  Sunstone’s hotels are primarily in the upper upscale segment and are generally operated under nationally recognized brands, such as Marriott, Hilton, Fairmont, Hyatt and Sheraton. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

For Additional Information:

Bryan Giglia

Chief Financial Officer

Sunstone Hotel Investors, Inc.

(949) 382-3036